Pricing Supplement dated October 4, 1996                      Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series C - Floating Rate

=================================================================================================================
Principal Amount: $10,000,000                               Initial Interest Rate: To be determined as of 10/7/96
Agent's Discount or Commission: $30,000                     Stated Maturity Date:  10/12/99
Net Proceeds to Issuer: $9,970,000                          Original Issue Date: 10/09/96
Issue Price: 100%                                           Trade Date:  10/04/96
=================================================================================================================
Calculation Agent: Chase Manhattan Bank                     Cusip No.:  00756QCM8

Interest Calculation:

         /X/     Regular Floating Rate Note                 / /     Floating Rate/Fixed Rate Note
                                                                      (Fixed Rate Commencement Date):
         / /     Inverse Floating Rate Note                           (Fixed Interest Date):
                  (Fixed Interest Rate):

         / /     Other Floating Rate Note (see attached)

Interest Rate Basis:

         / /     CD Rate                                    / /     Commercial Paper Rate

         / /     Eleventh District Cost of Funds Rate       / /     Federal Funds Rate

         / /     LIBOR                 Index Currency:

         / /     LIBOR Reuters                              / /     Treasury Rate

         /X/     LIBOR Telerate
                                                            / /      Other:
         / /     CMT Rate
                          Designated CMT Telerate Page:
                          Designated CMT Maturity Index:

Initial Interest Reset Date:  January 12, 1997                               Spread (+/-):  +0.3700%
Interest Reset Dates: The 12th day of each                                   Spread Multiplier: N/A
                      January, April, July                                   Maximum Interest Rate:  N/A
                      and October up to and                                  Minimum Interest Rate:  N/A
                      including July 12, 1999
Interest Payment Dates: The 12th day of each January, April, July and October, with a final interest payment on October 12, 1999

                       Index Maturity: 3-Month LIBOR

Day Count Convention:

         / /     30/360 for the period from                      to

         /X/     Actual/360 for the period from  10/09/96 to 10/11/99

         / /     Actual/Actual for the period from               to

Redemption:

         /X/     The Notes cannot be redeemed prior to the Stated Maturity Date.

         / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage: _____%
                 Annual Redemption Percentage Reduction:   ____% until
                 Redemption
                 Percentage is 100% of the principal amount.
Repayment:

         /X/     The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Optional Repayment Date(s):
                 Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         / /     Yes      /X/     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         /X/     Book Entry       / /      Certificated

Agent acting in the capacity as indicated below:

         /X/     Agent            / /      Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/X/      Other Provisions:  Deutsche Morgan Grenfell

        / /   Salomon Brothers Inc

                        / /   CS First Boston

                                     / /   Donaldson, Lufkin & Jenrette
                                             Securities Corporation

                                                     / /   Merrill Lynch & Co.